Exhibit 99.1

NIC Earns 23 Cents Per Share on Total Revenues of $86.7 Million

Company Secures Several Contract Renewals

OLATHE, Kan.--(BUSINESS WIRE)--April 30, 2018--NIC Inc. (Nasdaq: EGOV), the dominant provider of digital government services, today announced net income of $15.5 million and earnings per share of 23 cents on total revenues of $86.7 million for the three months ended March 31, 2018. In the first quarter of 2017, the Company reported net income of $14.0 million and earnings per share of 21 cents on total revenues of $83.2 million.

Quarterly portal revenues were $80.8 million, a 5 percent increase over the first quarter of 2017. On a same-state basis, portal revenues increased 7 percent over the prior year quarter. Same-state, transaction-based revenues from Interactive Government Services (IGS) rose 10 percent over the first quarter of 2017, due primarily to higher volumes from a variety of services including income tax filings, driver’s license renewals, and business filings, among others. Same-state, transaction-based revenues from Driver History Records (DHR) were up 1 percent due mainly to higher transaction volumes in several states. Same-state portal software development revenues increased 27 percent, driven primarily by new time & materials projects deployed by the Company’s Indiana portal.

Software & services revenues were $5.9 million in the current quarter, down 1 percent from the prior year quarter, driven by the previously announced loss of the City of Portland, Oregon, parking meter payment service beginning in the second quarter of 2017.

Quarterly operating income decreased 2 percent to $20.6 million, and the Company’s operating income margin was 24 percent for the current quarter, down from 25 percent in the prior year quarter. This reflects ongoing investments in the Company’s citizen-centric Gov2Go® national platform, and the enterprise licensing and permitting platform, in addition to the loss of revenue and profit contribution from the legacy Tennessee portal contract. As previously announced, the Company’s contract with the state of Tennessee expired March 31, 2017. First quarter 2017 revenues from the legacy Tennessee portal contract totaled $1.8 million.

The Company’s effective tax rate in the current quarter was 25 percent, down from 34 percent in the prior year quarter. The lower rate was attributable to favorable benefits related to the Tax Cuts and Jobs Act of 2017, which was signed into law on December 22, 2017. Results in the current quarter also include a tax deficit related to lower tax deductions from the vesting of restricted stock awards. This discrete tax item increased the Company’s effective tax rate by approximately 1 percent, decreasing earnings per share for the current quarter by approximately 1 cent. Results in the prior year quarter reflect excess tax benefits from the vesting of restricted stock awards. This discrete tax item decreased the Company’s effective tax rate by approximately 2 percent, increasing earnings per share for the prior year quarter by approximately 1 cent.

“We kicked off the year with solid financial performance,” said Harry Herington, NIC Chief Executive Officer and Chairman of the Board. “We launched several new services, and I would like to thank all of our government partners for working with us to advance digital government innovation.”

Operational Highlights

During the quarter, several NIC subsidiaries received contract extensions. The Company’s subsidiary, Kansas Information Consortium, LLC extended the base term of its contract with the state of Kansas through December 2022. The extension also includes two, two-year renewal options the state of Kansas may exercise to take the agreement through April 2026. In addition, Kentucky Interactive, LLC received a two-year contract extension from the Commonwealth of Kentucky taking its contract through August 2020. And, the Company’s subsidiary, Oklahoma Interactive, LLC received a one-year contract renewal from the state of Oklahoma extending its contract through March 2019.

First Quarter Earnings Call and Webcast Details

On the April 30, 2018 call, the Company will discuss its 2018 first quarter financial and operational results, and answer questions from the investment community. The call may also include discussion of Company developments, and forward-looking and other material information about business and financial matters.

Dial-In Information

Monday, April 30, 2018
4:30 p.m. (EDT)

Call bridge:	888-204-4610 (U.S. callers) or 719-325-2402 (international callers)
Conference ID:	7713983
Call leaders:	Harry Herington, Chief Executive Officer and Chairman of the Board
Steve Kovzan, Chief Financial Officer
Robert Knapp, Chief Operating Officer

Webcast Information

To sign in and listen: The Webcast system is available at https://www.egov.com/investor-relations.

A replay of the Webcast will be available by visiting https://www.egov.com/investor-relations.

About NIC

NIC Inc. (NASDAQ: EGOV) is the nation’s premier provider of innovative digital government solutions and secure payment processing, which help make government interactions more accessible for everyone through technology. The family of NIC companies has developed a library of more than 13,000 digital government services for more than 5,500 federal, state, and local government agencies. Among these solutions is the ground-breaking personal assistant for government, Gov2Go, delivering citizens personalized reminders and a single access point for government interactions. More information is available at www.egov.com.

Cautionary Statement Regarding Forward-Looking Information

Any statements made in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include statements regarding the Company’s potential financial performance for the 2018 fiscal year, estimates, projections, the expected length of contract terms, statements relating to the Company’s business plans, objectives and expected operating results, statements relating to potential new contracts or renewals, statements relating to the Company’s expected effective tax rate and the potential effect of tax law changes, statements relating to possible future dividends and share repurchases, and other possible future events, including potential acquisitions, and the assumptions upon which those statements are based. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements, including regional or national business, political, economic, competitive, social and market conditions, including various termination rights of the Company and its partners, the ability of the Company to renew existing contracts –in whole or in part, and to sign contracts with new federal, state, and local government agencies, the Company’s ability to identify and acquire suitable acquisition candidates and to successfully integrate any acquired businesses, as well as possible data security incidents. Any statements regarding our expected effective tax rate for 2018 reflect provisional amounts subject to adjustment during the one-year measurement period permitted under applicable law. You should not rely on any forward-looking statement as a prediction or guarantee about the future. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the sections titled “Risk Factors” and “Cautions About Forward-Looking Statements” of the Company’s most recent Forms 10-K and 10-Q filed with the SEC. These filings are available at the SEC's web site at www.sec.gov. Any forward-looking statements included in this release speak only as of the date of this call. Except as may be required by applicable law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

NIC INC.
CONSOLIDATED STATEMENTS OF INCOME AND FINANCIAL SUMMARY
(In thousands, except per share amounts and percentages)
(Unaudited)

	Three months ended March 31,

Revenues:	2018	2017
Portal revenues	$80,791	$77,198
Software & services revenues	5,934	5,979
Total revenues	86,725	83,177
Operating expenses:
Cost of portal revenues, exclusive of depreciation & amortization	48,642	47,032
Cost of software & services revenues, exclusive of depreciation & amortization	2,228	1,763
Selling & administrative	13,150	11,660
Depreciation & amortization	2,065	1,613
Total operating expenses	66,085	62,068
Operating income before income taxes	20,640	21,109
Income tax provision	5,132	7,124
Net income	$15,508	$13,985

Basic net income per share	$0.23	$0.21
Diluted net income per share	$0.23	$0.21

Weighted average shares outstanding:
Basic	66,323	66,046
Diluted	66,323	66,046

Key Financial Metrics:
Revenue growth - outsourced portals	5%	5%
Same state revenue growth - outsourced portals	7%	5%
Recurring portal revenue as a % of total portal revenues	97%	98%
Gross profit % - outsourced portals	40%	39%
Revenue growth - software & services	(1)%	15%
Gross profit % - software & services	62%	71%
Selling & administrative expenses as a % of total revenues	15%	14%
Operating income as a % of total revenue	24%	25%

Portal Revenue Analysis:
IGS	$50,267	$45,925
DHR	27,239	28,169
Portal software development	2,047	1,829
Portal management	1,238	1,275
Total portal revenues	$80,791	$77,198

NIC INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value amount)
(Unaudited)

	March 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash	$162,362	$160,777
Trade accounts receivable, net	87,241	103,938
Prepaid expenses & other current assets	14,478	12,843
Total current assets	264,081	277,558
Property and equipment, net	9,731	10,306
Intangible assets, net	6,237	5,214
Deferred income taxes, net	—	667
Other assets	1,884	1,986
Total assets	$281,933	$295,731

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$68,789	$88,920
Accrued expenses	20,141	26,501
Other current liabilities	3,916	3,673
Total current liabilities	92,846	119,094

Other long-term liabilities	8,738	8,395
Total liabilities	101,584	127,489

Commitments and contingencies	—	—

Stockholders' equity:
Common stock, $0.0001 par, 200,000 shares authorized, 66,514 and 66,271 shares issued and outstanding	7	7
Additional paid-in capital	112,930	111,275
Retained earnings	67,412	56,960
Total stockholders' equity	180,349	168,242
Total liabilities and stockholders' equity	$281,933	$295,731

NIC INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(In thousands)
(Unaudited)

	Common Stock		Additional Paid-in Capital	Retained Earnings
	Shares	Amount			Total
Balance, January 1, 2018	66,271	$7	$111,275	$56,960	$168,242
Net cumulative effect of adoption of accounting standard	—	—	—	208	208
Net income	—	—	—	15,508	15,508
Restricted stock vestings	202	—	—	—	—
Dividends declared	—	—	—	(5,370)	(5,370)
Dividend equivalents on unvested performance-based restricted stock awards	—	—	34	(34)	—
Dividend equivalents cancelled upon forfeiture of performance-based restricted stock awards	—	—	(140)	140	—
Shares surrendered and cancelled upon vesting of restricted stock to satisfy tax withholdings	(81)	—	(1,132)	—	(1,132)
Stock-based compensation	—	—	1,511	—	1,511
Issuance of common stock under employee stock purchase plan	122	—	1,382	—	1,382
Balance, March 31, 2018	66,514	$7	$112,930	$67,412	$180,349

NIC INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three months ended March 31,
	2018	2017
Cash flows from operating activities:
Net income	$15,508	$13,985
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for (recoveries) losses on accounts receivable	(116)	425
Depreciation & amortization	2,065	1,613
Stock-based compensation expense	1,511	1,474
Deferred income taxes	685	912
Changes in operating assets and liabilities:
Decrease (increase) in trade accounts receivable, net	16,813	(1,545)
(Increase) decrease in prepaid expenses & other current assets	(1,635)	2,461
Decrease (increase) in other assets	258	(1,493)
(Decrease) in accounts payable	(20,131)	(9,789)
(Decrease) in accrued expenses	(6,360)	(3,838)
Increase in other current liabilities	295	148
Increase in other long-term liabilities	325	583
Net cash provided by operating activities	9,218	4,936

Cash flows from investing activities:
Purchases of property and equipment	(873)	(929)
Proceeds from sale of property and equipment	—	6
Capitalized software development costs	(1,640)	(875)
Net cash used in investing activities	(2,513)	(1,798)

Cash flows from financing activities:
Cash dividends on common stock	(5,370)	(5,342)
Proceeds from employee common stock purchases	1,382	1,330
Tax withholdings related to stock-based compensation awards	(1,132)	(2,574)
Net cash used in financing activities	(5,120)	(6,586)

Net increase (decrease) in cash	1,585	(3,448)
Cash, beginning of period	160,777	127,009
Cash, end of period	$162,362	$123,561

Other cash flow information:
Non-cash investing activities:
Capital expenditures accrued but not yet paid	$—	$176
Cash payments:
Income taxes paid, net	$4,418	$3,151

CONTACT:
NIC Inc.
Angela Davied, 913-754-7054
adavied@egov.com